Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator:  Greetings, and welcome to the CPI Aerostructures, Incorporated Second Quarter 2011 Earnings Conference Call. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Edward Fred, Chief Executive Officer for CPI Aerostructures Incorporated. Thank you. You may begin.

Edward J. Fred, President, Chief Executive Officer & Director

Thank you. Good morning, and thank you all for joining us for our second quarter 2011 conference call. If you need a copy of the press release issued this morning, please contact Lena Cati of The Equity Group at 212-836-9611, and she will fax or e-mail a copy to you. Also if you would like to listen to this call again, you can hear a replay on our website’s Investor Relations section in about an hour at www.cpiaero.com.

Before we get started, I want to remind investors that this conference call will contain forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from projected results. Included in these risks are the government’s ability to terminate their contracts with us at any time, the government’s ability to reduce or modify its contracts if its requirements or budgetary constraints change, the government’s right to suspend or bar us from doing business with them, as well as competition in the bidding process for both government and subcontracting contracts.

Our subcontracting customers also have the ability to terminate their contracts with us if we fail to meet the requirements of those contracts, or if their customer reduces or modifies its contracts to them due to budgetary constraints. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call. Additional information concerning these and other risks can be found in our filings with the SEC.

As reported earlier this morning, for the first half of 2011, revenue was approximately $33.436 million, compared to approximately $23.550 million in the first half of 2010, an increase of approximately 42%. Pre-tax income was approximately $4.107 million, compared to pre-tax income of approximately $3.130 million for the same period last year.

Net income for the first half of 2011 was approximately $2.939 million, or $0.41 per diluted share, compared to net income of approximately $2.066 million, or $0.32 per diluted share, in the first half of 2010.

Selling, general and administrative expenses for the first half of 2011 were approximately $3.883 million, or 11.6% of revenue, compared to approximately $2.870 million, or 12.2% of revenue, for the same period of 2010.

So, with that prelude, I will now hand the call over to Vince Palazzolo, our CFO, who can walk you through the financial statement details for the quarter. Then, I will comment on the current business environment, our guidance for the current year and 2012, and then briefly wrap things up and open the call to questions. Vince?

Vincent Palazzolo, CFO, Secretary & Head-Investor Relations

Thank you, Ed. As reported in this morning’s press release, comparing the second quarter of 2011 to the second quarter of 2010, revenue increased 38.9% to $17,426,223 from $12,544,625. Gross margin was 24.4%, as compared to 26.7%. Pre-tax income increased 14.7% to $2,094,816, compared to $1,826,254. Net income increased 30.3% to $1,570,816, or $0.22 per diluted share, compared to $1,205,254, or $0.18 per diluted share.

Selling, general, and administrative expenses were approximately $2.082 million, or 11.9% of revenue, compared to approximately $1.485 million, or 11.8% of revenue, in the prior year. Ed?

Edward J. Fred, President, Chief Executive Officer & Director

Thanks, Vince. New orders through June 30 of 2011 were $58.6 million, significantly higher than the $31.1 million reported this time last year. This award growth was driven in part by the fact that we received the expected follow-on releases on two of our major sub-contracting programs, the E-2D and the G650. The G650 release was for $8.3 million, while the E-2D order equaled $11.2 million. In addition, we received a $2.9 million award from Sikorsky to provide structural assemblies to spares on the Black Hawk military helicopter.

The results are real business potential from the approximately $0.50 billion worth of unawarded solicitations outstanding, once these programs are funded and/or awarded.

In the past several years, our reputation has been elevated in our industry thanks to our impressive list of customers. The successes we’ve experienced on important programs we are working on, and the exposure we have had on contacts we’ve made at various aerospace and defense Institutional Investment Conferences. This has manifested itself in the expansion of our customer base this year, as we’ve added two prestigious companies: Honda Aircraft and Bell Helicopter to this list.

We are now in the midst of establishing relationships with additional prime manufacturers, including other helicopter and business private jet companies who have come to recognize CPI Aero as a premier supplier of aircraft structure. Among the unawarded bids outstanding are contract opportunities with these potential customers. We look forward to reporting on our progress of turning solicitations with these prospects into awards and contracts in the very near future.

As announced this morning, because some anticipated contract awards have been delayed our customer, we are providing revised guidance for both revenue and net income. The net income reduction will also take into account the additional cost to relocate the company to the larger facility we announced previously, which was obviously not anticipated when we issued the original guidance. Therefore, we are now projecting that 2011 revenue will be approximately $74 million with a resulting net income in the range of $7.4 million to $7.5 million.

However, because of this award delay that pushes revenue into 2012 and the strong year we have had to-date in receiving new orders, we are pleased to be able to raise the 2012 guidance to the following: we project that revenue will be in the range of $95 million to $98 million with a resulting net income in the range of $12 million to $13 million.

As a final piece of the guidance discussion, we expect that the third quarter results for 2011 to be the lowest revenue quarter for the year, although fourth quarter will be the highest revenue quarter in CPI Aero’s history, and by a significant margin. While we don’t typically issue individual quarterly guidance, we feel it is important to point out the expected revenue levels for each of these quarters as the revenue timing is somewhat different that it has been historically. This is simply due to the timing of deliveries and the requirement to purchase materials to coincide with these delivery schedules.

On a separate note, CPI will continue to tell its story as often as possible. And to that point, we’ve been asked to participate in the B. Riley Aerospace and Defense Conference on September 20, and have accepted that invitation. We look forward to seeing some of you there. We look forward to the next two years with great anticipation and excitement as we execute on our current contracts, develop new customers and deliver unprecedented financial results for our company.

At this point, I would like to open the floor to questions. Diego, can you allow callers to place questions now, please?

QUESTION AND ANSWER SECTION

Operator:  Thank you, sir. At this time, we’ll conduct the question-and-answer session. [Operator Instructions] Our first question comes from Rick Hoss with Roth Capital Partners. Please state your question.

<Q – Rick Hoss – ROTH Capital Partners LLC>: Hi, good morning.

<A – Edward Fred – President, Chief Executive Officer & Director>: Hey, Rick. How are you?

<Q – Rick Hoss – ROTH Capital Partners LLC>: Good. Hey, Ed, was there stock comp in the SG&A and anything else you can just share with us as far as the sequential increase from the first quarter?

<A – Edward Fred – President, Chief Executive Officer & Director>: Yes, absolutely. I’ll let Vince handle that, but as you can see, percentage-wise it’s still lower than last quarter – second quarter last year. But Vince can answer that.

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Yeah, the biggest part of the increase in the SG&A were the Black-Scholes computation on the stock options that were given to our Board of Directors in April, which are fully vested, so the full expense is taken within that one quarter. At the time of the option grants, the stock price was extraordinarily high, which caused the Black-Scholes computation to come out to be very, very high. That is, by far – by and large, the biggest increase item in that SG&A line.

<Q – Rick Hoss – ROTH Capital Partners LLC>: So, would you say it’s worth maybe $200,000 or...

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: More. More than that.

<Q – Rick Hoss – ROTH Capital Partners LLC>: Okay. So then, excluding what happened to the share price then when I think about the second half of the year if I get more normalized, call it, $1.7 million in SG&A, then I need a factor in the cost to move as well, correct?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Correct.

<Q – Rick Hoss – ROTH Capital Partners LLC>: And what do you think that’s worth, $100,000?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Ballpark it at $150,000.

<Q – Rick Hoss – ROTH Capital Partners LLC>: Okay, okay, that helps. Now, the guidance, I think once we get to those numbers, the guidance implies a decent sequential uptick in growth margin. Am I reading that correctly?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: The gross margin will...
 We anticipate that the gross margin in the tail half of the year to be slightly better than the gross margin in the first half. In the first half gross margin was 24.2%, I think, for the six months.

<Q – Rick Hoss – ROTH Capital Partners LLC>:  Yeah, yeah.

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>:  Will be closer to 25% over the second half.

<Q – Rick Hoss – ROTH Capital Partners LLC>: Okay. So, then the tax rate – come down in the tax rate for the second quarter then? Are we somewhere between the first and second for the second half of the year?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Second quarter tax rate was extremely low because we got a tax refund of some old 2007 taxes that ran – well, we had a few things that happened in the quarter. One, we had a refund of some old 2007 taxes that we took a carryback on some research and development credits, which we anticipate doing going forward, but we have not effected for that yet since it will be a contingent gain, I guess. We also had some exercise in non-qualified stock options, which caused the tax rate to be lower.

<Q – Rick Hoss – ROTH Capital Partners LLC>: Okay. And then, last question from me, Ed, can you share any reasoning behind the delay from this particular customer? Is it internal, is it external, just anything?

<A – Edward Fred – President, Chief Executive Officer & Director>: Rick, everything points to it being 100% internal; not anything new from this customer, quite frankly, who just has a tendency to be a lot slower than anybody would like or anticipate. And things that we anticipated hearing on and where we as a management team had a certain confidence level that we would win the business from, still has not been awarded.

Now, that doesn’t change our confidence level one bit. But what it does is say do us, okay, if we win it now, we win it today, we’re not going to generate enough revenue out of that unless we were to buy product in advance, and that’s ridiculous. We’re not going to do that. We’re not going to manage to guidance number. We’re going to manage to what’s the best thing for the company, especially from cash flow.

So, that’s really all it is. Now, we have no doubt because the constraints on the customer that these awards will be given out in 2011 before the year is over. And we have a high confidence level, you know, within these four walls that we will win a nice chunk of this business. Given that, it will generate the revenue in 2012 and along with other contracts we’ve won that allowed us to raise the guidance for 2012 beyond the reduction we took in 2011.

So, you know, people put the numbers together and say, okay, they lowered guidance by $4 million, but hey, wait a second, they raised it by $7 million. They can see there are positive things happening here. We never like to lower guidance, obviously, but it is what it is. And, you know, in the overall scheme of things, this report would be better than previous because it was showing in the combined numbers a $3 million increase in the total guidance.

<Q – Rick Hoss – ROTH Capital Partners LLC>: Sure. Okay, thanks for the additional insight.

<A – Edward Fred – President, Chief Executive Officer & Director>: No problem, Rick. Thanks.

Operator:  Our next question comes from Mark Jordan with Noble Financial Group. Please state your question.

<Q – Mark Jordan – Noble Financial Capital Markets>: Good morning, Fred [sic] Ed (14:23). Question for you relative to longer-term outlook. I know that, you know, historically you’ve been able to give sort of commentary on multiple years. Looking at 2012, obviously, you bumped that up as you’ve some push-outs. I think also with, for example, the 650 that there’s a significant increase in deliveries planned in 2013 versus 2012. At this point in time, can you see that – make any comment on 2012 versus ‘11 from a revenue standpoint?  Do you see the probability of continued growth, or is it more flattish with the bump up as you’ve seen because of the push-outs in ‘12?

<A – Edward Fred – President, Chief Executive Officer & Director>: I think you’re asking me do I see ‘13 being better than ‘12, not ‘12 better than ‘11, correct?

<Q – Mark Jordan – Noble Financial Capital Markets>: That is correct.

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay. Yeah, I mean, I think you have to look at us as an overall entity here. We’re developing a new customer base. Whenever you develop that new customer base, that opens up the door to so many more new programs. You’re 100% correct, the G650 will have a major kick-up in 2013. We as a group are taking on 170,000 square feet of office space when we have 75,000 here now. We’re not doing that because we anticipate flat revenue years going forward.

We see a tremendous potential for upgraded business within this company. And therefore, my answer to your question in short would be yes, we still anticipate significant uptick each year going forward. That is part of the plan. That is why we’ve work so hard at developing this additional base, so that there’s more and more potential to raise that. So, yes, we do see the trend continuing. We are not looking out and saying we expect flatness.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. A question relative to your open solicitation for $446 million. Could you give us an idea that what delivery timeframe that encompasses, and what percent of that $446 million will be represented by your large A-10, 650, and E-2D contracts?

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay. First off, none of that $446 million is represented by the contracts we currently have. In other words, we don’t have follow-ons in there. We won those contracts already. They’re out of that number. Follow-ons just get added in as contract awards. These are contracts that are new that are yet to be awarded. Now, normal process is that number reflects something that has been put into the bid cycle in the 12-month or less time period.

Right now, there is an exception. Sikorsky’s number, which is approximately a $125 million, which I’ve reported numerous times, is still in there. Pieces of that $125 million are still – are past the 12-month period now. Why I’ve made an exception with them is I don’t want to mislead the reader into thinking, okay, some of that was awarded or some of it went away or whatever. So, we’ve left that particular piece as is until there are awards on that contract. Everything else is stuff that has been submitted within the last 12 months, and should be awarded within the next 3 to 6 months.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Any commentary as to the competition in that – for that business? Is this primarily in-house, or are you competing against other subcontractors?

<A – Edward Fred – President, Chief Executive Officer & Director>: Some is off-loads, which we’re competing against their in-house pricing, and others are flat out competitions where we’ve been involved with up to eight companies at one time. Some of them have been down-selected to two. You haven’t seen me pull it out of the number yet. You can use your imagination and figure whether we’re one of the two who has made the down-select. So it’s a mixed bag of things like that.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Thank you very much.

<A – Edward Fred – President, Chief Executive Officer & Director>: Thank you.

Operator:  Our next question comes from Alex Hamilton with Early Bird Capital. Please state your question.

<Q – Alex Hamilton – EarlyBirdCapital, Inc.>: Hi, good morning.

<A – Edward Fred – President, Chief Executive Officer & Director>: Hey, Alex.

<Q – Alex Hamilton – EarlyBirdCapital, Inc.>: Yeah, can we talk about not the slide-out, but can we talk about the rest of the core business? A little concerned given the wide expectations for a CR going into next year? I believe you don’t have a major re-compete until about ‘13, but can we talk about the chances of any of that business that’s not scheduled for re-compete sliding out, and sort of the dynamics of that? In other words, what’s the chance of that happening?  And why would it happen?

<A – Edward Fred – President, Chief Executive Officer & Director>: On our major programs right now we don’t see that. The only one I’d give you a slide-out on potentially is E-2D. We’re not hearing that. Again, I guess the whole world was waiting to see how they’re going to cut a gazillion dollars out of a budget. But that would be the only one that I think would be even mildly impacted by any kind of a cut. The A-10, there’s no re-compete. And I’m not sure where 2013 from, but we don’t see any of that on the competition front, not – I think that thing runs out till 2016. The A-10 is a fully funded program, so it’s not like that they have to go back each year and try to get it re-funded. All they do is release the money for it. It is a fully funded program.

G650, obviously, is not necessarily dependent upon the military or defense budgets. And you don’t have to take my word for G650, just listen to what the CEO of General Dynamics is saying about the 650. That plane now everyone seems to believe is well up over 200 orders. They have not given out the number yet, but they’ve led people to believe that they have more than 200 orders for it. As you just heard Mark say in the last question period, they have stated publicly that they’re going to uptick production for 2013.

So, I don’t see any sliding in any of those. We don’t have an awful lot of direct to the US government, so I’m not real concerned on that front. So, as much as any company can be comfortable with where they’re sitting, we’re comfortable. Now, I will not sit here and tell you there is nothing that can happen that would keep CPI from having to reduce its sites, if you will. But I still think we’re in a better position than most companies just based on the nature of the contracts we currently have.

<Q – Alex Hamilton – EarlyBirdCapital, Inc.>: That said, how come – not that I’m pinning you to it, but you said the E-2, if there were one slide-out, maybe that – what’s in that program that would make you think that?

<A – Edward Fred – President, Chief Executive Officer & Director>: Well, because they have E-2Cs onboard aircraft carriers right now. If somebody wanted – and they all firmly agreed we need to change them to E-2Ds. We need new production aircraft; get rid of the old production aircraft. But in times of ridiculously squeezing down spending – and I don’t mean that as a political statement, I just mean to get the kind of money out of a defense budget they’re looking for, something’s got to give.

It’s possible they might say, you know what, instead of ordering 12 E-2s, we’re going to order 6 E2s, and we’ll use the E-2Cs in the meantime. That’s all I’m saying. Now, again, that is not what we have heard. But, if you are asking me what could happen, that would be my only...

<Q – Alex Hamilton – EarlyBirdCapital, Inc.>: Okay. Thank you very much.

<A – Edward Fred – President, Chief Executive Officer & Director>: You got it.

Operator:  Our next question comes from Steve Shaw with Sidoti & Company. Please state your question.

<Q – Steve Shaw – Sidoti & Co. LLC>: Hi, guys.

<A – Edward Fred – President, Chief Executive Officer & Director>: Hi, Steve. How are you?

<Q – Steve Shaw – Sidoti & Co. LLC>: Good. How are you?

<A – Edward Fred – President, Chief Executive Officer & Director>: Very Good. Thank you.

<Q – Steve Shaw – Sidoti & Co. LLC>: How long is the move going to take, and are you guys going to lose any build days for that?

<A – Edward Fred – President, Chief Executive Officer & Director>: Absolutely not. We wouldn’t do it that way. What we will do – we’re going to move in phases. The building is coming along real rapidly. It’s very odd that you can say, hey, you know what, they’re ahead of schedule, but that they are. What we will do – we have built-in breaks this year into the production lines of the three major programs. That was by design. It was by contract where you have stop, recalibrate everything. It’s like a two-week shutdown on those major programs.

So, what will happen is when we hit that spot, that’s when we’ll pick the tools up. They’ll literally move in less than a day from where they are now to where they’ll be. Get fired back into the floor there, recalibrate it there, and then we’ll start up at the end of that two-week period. So, it works out extremely nicely for us.

On some of the smaller stuff, yes. What we’re going to do is we’re going to build up a bubble to allow for the office move. We anticipate making – starting the major moves in October at some point, and having the entire thing finished by year-end. We usually close down between Christmas and New Years, as most of the aerospace industry is. We will not be this year. We will take that time to make sure the move is complete, that everything is up and running, and that when we open the doors on January 2, there are no issues.

<Q – Steve Shaw – Sidoti & Co. LLC>: And can you guys just briefly discuss the terms – I know you’re able to use – still use the current facility as storage. Is that correct?

<A – Edward Fred – President, Chief Executive Officer & Director>: No, no, no. What happened was the building across the street is 170,000 square feet. He is not making us pay for the 170,000. We’re paying for the 60,000 we’re in, and 60,000 that we are, in essence, using to get started over there. So, we’re only paying for 120,000. At December 31, the whole thing will shift over. This building that we’re in today will be empty. They’ll get a new tenant in. And we will then start the pay for the 170,000. So, he’s basically giving us 50,000 square feet now that we’re now paying for, and only charging us for 60,000 of the, you know, the 120,000.

<Q – Steve Shaw – Sidoti & Co. LLC>: Okay. And lastly, what’s the primary reason that the C-5 TOP is lower margin work?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: The C-5 TOP contract is at the end of the cycle of a long-term program. And over the seven years that we had that program, the vendors that were – or the suppliers that were originally around at that time, a lot of them just didn’t make it for 7 years. A lot of them are not in business anymore. And when we had to move some of those supplies around and some of those – move some of that procurement around to new suppliers, it ate into our margin a little bit.

<Q – Steve Shaw – Sidoti & Co. LLC>: Okay. All right. Thanks, guys.

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay, thank you.

Operator:  Thank you. Our next question comes from Marco Rodriguez with Stonegate Securities. Please state your question.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Good morning, guys. Thank you for taking my question.

<A – Edward Fred – President, Chief Executive Officer & Director>: No problem, Marco.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: I was wondering if you – a clarification question here in regards to the updated guidance for Fiscal ‘12. The net additional $3 million that you mentioned for the 2012 guidance on the revenue side, is that primarily driven by the customer that is [indiscernible] (25:48) new order anticipating you’re going to receive more from them, or is that from some other types of – or rather, other potentials?

<A – Edward Fred – President, Chief Executive Officer & Director>: Other potentials or other work we’ve already received. No, the basic – the $4 million swung between this year and next. That’s the anticipated revenue right now on the programs that we expect to win. The additional $3 million is because of things that are in the pipeline that we have a high confidence level of winning, and also what we’ve done already this year with our new customers. Yeah, I mean, for example, the Bell contract started at $86,000, and is now $800,000. So, things like that.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Okay, got it. And then, in regard to the bids outstanding, the with the Sikorsky portion, can you provide whether it’s a dollar figure or percent of that $150,000 that is past that 12-month period that you normally take out of the number?

<A – Edward Fred – President, Chief Executive Officer & Director>: You know what, Marco, I wouldn’t be comfortable breaking it down that far only because I’d be giving out contract values or contract bid values that I wouldn’t want to do at this stage in time.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Okay, fair enough. And then, last question. Obviously, there’s a lot of discussion with the debt deal and the potential, negative impacts for Pentagon cuts. And I know, obviously, it’s very difficult to plan and to predict. But I was wondering if you might be able to provide some sort of color in regard to how you’re thinking about that, and how you might be positioning the company for a worse case scenario, if you will?

<A – Edward Fred – President, Chief Executive Officer & Director>: I think, like I said, given the programs that we’re on, significant cuts to the defense budget, et cetera, I think would only impact us, I’m going to say $10 million a year at this stage. Again, as I said, the only one that I see as very vulnerable there to see E-2D. And I shouldn’t say that because now you’re going to think I think it’s very vulnerable. Of the ones we have, the only one I see having a potential vulnerability to any great extent is the E-2D. And so, if they push in out of a little, and instead of delivering $12 million, $15 million a year in revenue, they only deliver $4 million or $5 million, okay, my revenue has gone down $10 million.

Where I position the company, well next year the company wouldn’t be $95 million to $98 million, it would be $85 million to $88 million, which would still make it the best year we’ve ever had in history. So, I think we’re cautious about it. We’re always in talks with our customer to see what’s going to happen with that program, or if they’ve gotten any information that has changed. But other than that, it’s simply being diligent on everything we’re working on and making sure that we’re on the kinds of programs that don’t suffer those vagaries.

And if you look back at our history, we’ve always kind of been that way. We’re not a company that goes into programs that are highly debatable between parties, et cetera, where one minute you’re getting $10 million a year in revenue from it, and the next minute you’re getting zero because a new administration came in. So, you know, again, I don’t think anything – anything on the horizon at this moment that we can all see will impact us so greatly that it will change the company or the business that we are. Now, I can’t promise you that won’t change in the future, but I can tell you as we sit here today that’s our opinion.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Okay, great. Well, that’s helpful. And just one last quick housekeeping item. What was the cash flow from operations, CapEx and D&A in the quarter?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Cash flow from operations was $4 million negative. What was the other question?

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: CapEx and D&A?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: CapEx was about $70,000. Depreciation and amortization was $104,000.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Great. Thanks a lot, guys.

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay, thanks.

Operator:  Our next question comes from Michael Potter with Monarch Capital Group. Please state your question.

<Q – Michael Potter – Monarch Capital Group LLC>: Hey, guys.

<A – Edward Fred – President, Chief Executive Officer & Director>: Hey, Mike. You stepped in between all the analysts, what you doing?

<Q – Michael Potter – Monarch Capital Group LLC>: They allowed me to ask the question.

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay.

<Q – Michael Potter – Monarch Capital Group LLC>: Just a couple quick questions. Can you give us any update with regards to Spirit on are they talking any further plans of off-loading additional work as they ramp up 787 production?

<A – Edward Fred – President, Chief Executive Officer & Director>: Mike, since they just flew the 787 for the first time with the tail painted finally, that’s a huge sign. It actually looks like this may be right now, and they may have gotten their act together. And if that’s the case, we are anticipating being able to go in and at least compete for a ton of off-loads, not just on 650, which we’re currently working on. But we’d like pieces of the other aircraft they have, which basically all the Boeing 7 airplanes.

As of now, we’re, again, as we’ve always been, in continuous discussions with them about it. It appears nothing would happen until 2012, but we had people out there twice in the last month talking to them about new business. And I think we’re at the stage where everybody is just going to sit tight until they see that the 787 is real, and then I think you’ll see – not just for us, I think a lot of the industry will see activity as a company like Spirit gears up now to handle 787, which they’ve been waiting for now for three or four years.

<Q – Michael Potter – Monarch Capital Group LLC>: Is any of that in our pipeline yet – of potential business?

<A – Edward Fred – President, Chief Executive Officer & Director>: Absolutely not. No. If we were to land more 650 work, or the things that we originally won and they it back, or we got 737 or 747 or 777 work, that would just be add-on work to the numbers that are out there now.

<Q – Michael Potter – Monarch Capital Group LLC>: Okay. And speaking of the G650, can you give us an update on where that stands with regards to production?

<A – Edward Fred – President, Chief Executive Officer & Director>: We’re in full scale. The unfortunate accident that occurred in early spring had no impact on the build schedule for us, as I don’t think it did for anybody else. They are back in test flight. They still – and I think it was a week ago that the CEO came out and said they still expect to deliver planes this year. And then, are going to up-scale the production in ‘12 and ‘13. ‘13 is supposed to be significantly more deliveries than originally planned.

And though they’re not saying the number at the moment, they are saying they are now well past 200 orders. If you recall, I said to you that industry intelligence, which is not factual and nobody hold me to it, but six months ago said they had almost 300 orders. May or may not be true, but it certainly does appear that they have well more than the 200 they originally said. So, I think on that program everything is about as good as it could be, especially when you consider the crash.

<Q – Michael Potter – Monarch Capital Group LLC>: The company is saying that they have over 200 orders, but the industry is saying that they have close to 300?

<A – Edward Fred – President, Chief Executive Officer & Director>: That was the industry scuttlebutt being written in magazines and everything that the belief was they had more than or close to 300 orders. That was about six months ago. GD has consistently stuck to, we have 200 orders, until the most recent press conference where they said that they had increased orders. It was now about 200, but they weren’t saying how many.

<Q – Michael Potter – Monarch Capital Group LLC>: Okay. And in our backlog, it consists of how many planes of – leading edge is for how many planes?

<A – Edward Fred – President, Chief Executive Officer & Director>: 134 shipped – 134 planes.

<Q – Michael Potter – Monarch Capital Group LLC>: Okay. And with regards to HondaJet, we had a nice win of a new customer I guess back in May. Can you give us a little bit more color on that contract?

<A – Edward Fred – President, Chief Executive Officer & Director>: Sure. Combined, it’s for about $57 million. It – right, $57 million?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>:   yes

<A – Edward Fred – President, Chief Executive Officer & Director>: Yeah. It is for right now two different pieces of structure. One is the engine inlet, which is a round circular opening, if you will. It goes about half way down through the engine housing. And the second is the flaps on the back of the wing. Two very nice pieces of structure. Very exciting that – I guess what’s most exciting about that entire event, if you will, was we never went to HondaJet looking for business. They came to us through someone because they had heard we did structure very, very well; and they were looking for subcontractors.

What’s also great about it is start to finish it took nine months to win the program, which normally is – it’s taken us two and three years sometimes to develop a customer. I’d like to say they were impressed enough that in a nine-month period of time, they met us for the first time, came and toured our facilities, checked our capability and awarded us two very important pieces of structure in that period of time.

There are more things to be bid on on that aircraft. We will continue to bid on them. We had wonderful meetings with HondaJet in Paris. So, again, I think there can be huge potential there. I mean, you know, if you think about that $57 million, basically at this moment makes it about the third largest contract we’ve ever won. And again, it basically came out of nowhere.

<Q – Michael Potter – Monarch Capital Group LLC>: The $57 million represents how many planes?

<A – Edward Fred – President, Chief Executive Officer & Director>: I’m not sure I can answer that, Mike, at this moment because they have not put out the number. I can’t go out and do that.

<Q – Michael Potter – Monarch Capital Group LLC>: Okay. But that’s another manufacturer that has a pretty substantial backlog of planes?

<A – Edward Fred – President, Chief Executive Officer & Director>: That’s correct. That is correct. And understand, this is only like a $4 million, $4.5 million executive jet or small company jet, if you will. So, there is this low-end market. And let’s face it, you know, one of the things that really, really makes us excited about it is any way you want to slice it, it’s Honda. And it’s one of the biggest corporations in the world.

<Q – Michael Potter – Monarch Capital Group LLC>: Okay. Terrific, guys. Thanks. I’ll get back in queue.

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay.

Operator:  Our next question comes from John Kohler with Oppenheimer & Close. Please state your question.

<Q – John Kohler – Oppenheimer & Close, Inc.>: Hi. Good morning, gentlemen.

<A – Edward Fred – President, Chief Executive Officer & Director>: Hey, John. How are you?

<Q – John Kohler – Oppenheimer & Close, Inc.>: I’m well, thanks. How are you?

<A – Edward Fred – President, Chief Executive Officer & Director>: Very good, thanks.

<Q – John Kohler – Oppenheimer & Close, Inc.>: Great. I was wondering a couple questions. If I heard right, the $150,000 cost to move, that was incurred in the quarter? Did I hear that correctly? It was one of the first questions.

<A – Edward Fred – President, Chief Executive Officer & Director>: $150,000 cost to move. That’s – that has not been incurred yet.

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: It is projection for the second half of the year.

<Q – John Kohler – Oppenheimer & Close, Inc.>: That’s your projection for the second half of the year?

<A – Edward Fred – President, Chief Executive Officer & Director>: I was helping Mr. Hoss do his modeling.

<Q – John Kohler – Oppenheimer & Close, Inc.>: Okay, got you. Any expense beyond that do you think you’ll incur in Q1, or no?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Not any period – what I’ll call period expenses. We will have some additional depreciation and amortization for capitalized expenses – capitalized cost. [indiscernible] (38:10).

<A – Edward Fred – President, Chief Executive Officer & Director>: Everything expense-wise pertaining to the move will be done by December 31.

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Correct.

<Q – John Kohler – Oppenheimer & Close, Inc.>: Okay, great. So then, the decline in the guidance then is strictly contract – primarily contract related in the net income line? It’s not – the cost move is going to be relatively small, if I’m understanding that right?

<A – Edward Fred – President, Chief Executive Officer & Director>: Correct.

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Yes.

<Q – John Kohler – Oppenheimer & Close, Inc.>: Okay, great. And then, you’ll expect to get that back at some point, which is also pretty positive?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Yeah.

<A – Edward Fred – President, Chief Executive Officer & Director>: Yes.

<Q – John Kohler – Oppenheimer & Close, Inc.>: I was listening to another 650 supplier – I won’t name names – who talked about costs getting out of whack. I’m wondering what you’re seeing on that front, if that’s specific to them or if there’s something else going on?

<A – Edward Fred – President, Chief Executive Officer & Director>: I would have to say it’s specific to them. We’re building. We’re supplying. We haven’t seen any cost issues whatsoever.

<Q – John Kohler – Oppenheimer & Close, Inc.>: Okay. Great. Thanks very much.

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay.

Operator:  Our next question comes from Michael Callahan with Capstone Investments. Please state your questions.

<A – Edward Fred – President, Chief Executive Officer & Director>: Hi. Mike, we wee waiting for you.

<Q – Michael Callahan – Capstone Investments>: Yeah, good morning, guys. You stuck me at the end of the line.

<A – Edward Fred – President, Chief Executive Officer & Director>: Holy mackerel.

<Q – Michael Callahan – Capstone Investments>: Anyways. I was hoping you could walk us through a little bit the mechanics of – really the top-line of the guidance through the balance of the year. I guess, first off – and you might have said this in the opening remarks – but what exactly is causing the third quarter to be so low? And then, I guess into the fourth quarter at the same point to be so high even when you’re moving – or that’s was when I would assume the move is going to take place as well? How are you going to get there, and what’s causing those factors to swing that way?

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay, well, I did say in the opening comments. Basically, all it is is simply the timing of deliveries. This is a very strange occurrence for us because we’ve never really had a period where third quarter came down and the fourth quarter got so big. But, you know, given the fact that we’re bigger and on so many different programs, we’re simply operating under the delivery schedule that’s in front of us.

Percentage of completion is what we derive our revenues from, and that’s determined by what we procure and what we build, et cetera. Obviously, procurement being the real driver to all of this. Now, we will never manage to earnings expectations or anything else, so we’re not going to go out and buy product in the third quarter so that we have a good third quarter revenue and we balance it out with third and fourth because that’s a) illegal and b) it’s bad for cash flow. Why would I buy something that I don’t need right now and have to sit on the interest or whatever for three or four months? It makes no sense.

It just so happens that the third quarter this year, we do not have this major requirement for early fourth quarter deliveries, so the revenue number is going to be down somewhat. However, given the full year and the expectation and the deliveries we have to make in the first quarter, et cetera, the four quarter just became almost monstrous. You know, I’ll use that word. As I said in my comments, it will be the largest quarter we’ve ever had and by a significant margin, a significant level. And to be able to use that word without my lawyer slapping me in the head saying you can’t use words like significant, that should let you know.

And you can do the math, if it’s going to be slightly less than the first or second quarters, you can plug in the number that’s going to take you to $74 million for the year, and see, yeah, that really is a huge number. And it’s not much more than I can walk you through. It’s not – there’s not something strange going on. It’s simply us managing to the delivery schedule we currently have.

<Q – Michael Callahan – Capstone Investments>: Okay. So, the unusually large fourth quarter, though, is that dependent on the same customer who has delayed you so far?

<A – Edward Fred – President, Chief Executive Officer & Director>: Absolutely not. All of that revenue is now in ‘12. We have given up the ghost on that one for now. I don’t know that it will – you know, it’s possible that it would come now. But even at that point, the delivery schedule can’t be the same. So, even if I told you guys tomorrow that I had won a couple of contracts with this particular customer, I don’t think you’d see me touch this year’s guidance on it because I just don’t think it’ll generate that much now.

<Q – Michael Callahan – Capstone Investments>: Okay. Okay. And then, I guess lastly, looks like you drew on the line of credit pretty significantly in the quarter. Looks like most of that went into working capital. Is that something that’s going to repeat in the fourth quarter and, I guess, the second half of the year? And how – I mean, if you have a repeat of Q2, you would exceed the line of credit by the end of the year. Where are you guys’ thoughts around that?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: To answer the first part of the question yes and yes. We did have use of the line of credit in a build-up. We have anticipated some more significant receipts in the second half of the year so that we wouldn’t have that dramatic an effect. Actually, it hit just – as Ed was talking about the reduced volume in the third quarter, just by its nature we would have less cash used in the third quarter because our procurement will be lower. So, we don’t expect to have that kind of dramatic impact in the second – third and fourth quarters.

<Q – Michael Callahan – Capstone Investments>: Okay. The opposite is going to take place in the fourth quarter, then, on the procurement side?

<A – Vincent Palazzolo – CFO, Secretary & Head-Investor Relations>: Yes.

<Q – Michael Callahan – Capstone Investments>: Okay. Okay. That’s all from me. Thanks, guys.

<A – Edward Fred – President, Chief Executive Officer & Director>: Okay. Take care, Mike.

Operator:  [Operator Instructions] Ladies and gentlemen, there appears to be no further questions. I’ll turn the conference back over to management for closing remarks. Thank you.

Edward J. Fred, President, Chief Executive Officer & Director

Okay, thank you, Diego. Well, I’d like to thank all of you for participating in this call, and look forward to speaking to you again in early November for our third quarter earnings call. Thank you very much.

Operator:  Thank you. This concludes today’s conference. All parties may now disconnect. Have a great day.